Exhibit 10.1

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made and entered into this 18th day of August 2017 by and between Akari Therapeutics PLC, a company organized under the law of England and Wales (the “Company”), and David Horn Solomon (“Executive”).

WHEREAS, the Company has offered and Executive has accepted the position of Chief Executive Officer of Company (the “CEO”) and have agreed that, subject to the terms herein, Executive’s first day of employment shall be August 28, 2017 (the “Employment Date”);

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.	Role and Duties.

(a)	Subject to the terms and conditions of this Agreement, Company shall employ Executive as its CEO reporting to the Executive Chairman of the Company’s Board of Directors (the “Board”) unless Executive is the Executive Chairman or the Chairman in which case Executive shall report to the Board’s independent directors.

(b)	Executive shall be appointed as a Class A director to serve until the next annual general meeting of the Company at which time he shall, upon nomination, stand for election as a Class A director.

(c)	Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as determined by Company in its sole discretion.

(d)	Executive’s primary place of employment shall be the Company’s office at 24 West 40th Street, New York, New York 10018 U.S.A, or such other office in New York, New York as the Company may maintain in the future (the “Office”). Executive shall perform his services from the Office for no less than 75% of his working time during normal business hours Monday through Friday, other than business travel in accords with Company needs, vacation time, sick time and other permitted time off, and except as otherwise determined by the Executive Chairman. During the Transition Period (as defined below), Executive shall be expected to work Monday morning through Thursday morning or afternoon at the Office, and Friday morning to Friday afternoon or evening in the Company’s London office (the “Schedule”); provided, however, that the parties acknowledge and agree that as the result of Executive’s business travel on behalf of the Company, compliance with the Schedule may be burdensome or unreasonable, and in such event, it will not be a breach of this Agreement for Executive to reasonably deviate from the Schedule. It is understood that business requirements may require adjustments which will be agreed to by Executive and the Executive Chairman.

Execution Version

(e)	During his employment, and excluding any periods of disability and vacation and sick leave to which Executive is entitled, and subject to Section 1(f) below, Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company.

(f)	In addition to his normal obligations of reporting, Executive shall keep the Board updated concerning significant matters on a periodic basis to be agreed with the Board.

(g)	It shall not be a violation of this Agreement for Executive to: (i) serve on civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) with the prior written approval of the Board serve on the board of directors or other similar governing bodies of one or more companies, all so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement, do not create a conflict of interest with respect to Executive’s position, or cause reputational harm to the Company. Executive shall further be permitted, on his own personal time, to manage his personal investments, so long as all such personal investment management activities comply with the Company’s personal trading policies and, otherwise, with applicable law, and further provided that such investments are made only in securities of:

(i)	any entity which Executive does not actively participate in the management of and which does not compete with Company, or

(ii)	any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity.

(h)	Except as permitted by Section 1(g), during Executive’s employment, Executive shall not engage in any other non- Company related business activities of any nature whatsoever (including board memberships) without the Company’s prior written consent.

(i)	Executive shall be subject to the Company’s code of ethics as well as all applicable Company policies and procedures, and all relevant federal, state and self-regulatory laws, rules and regulations, as may be in effect from time to time.

2.	Term of Employment.

(a)	Term. The initial term of this Agreement shall commence on the Employment Date and shall continue until the second anniversary thereof unless terminated earlier pursuant to Section 2(b) (the “Initial Term”). It is understood and agreed, that the Initial Term shall not be read to modify in any way the payments due under Section 4 in the event of termination.

Execution Version

(i)	Following the Initial Term, the Agreement shall renew automatically for successive one (1) year periods (the Initial Term and any annual renewals being referred to as the “Term”), unless either party has given written notice to the other by the day that is 90 days prior to the expiration of the Term in progress that such party elects not to renew the Term.

(ii)	In the event of non-renewal by either party, this Agreement and the Executive’s employment hereunder shall terminate automatically at the close of business on the last day of the then current Term. In the event Executive continues to perform services at any time thereinafter the Executive’s employment shall strictly be “at will” and solely subject to the terms and conditions stated in governing Company policy.

(b)	Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate prior to the end of the Term upon the earliest to occur of the following:

(i)	Death. Immediately upon Executive’s death;

(ii)	Termination by Company.

(A)	If because of Executive’s Disability, written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B)	If for Cause, written notice by Company to Executive that Executive’s employment is being terminated for Cause which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

(C)	If by Company for reasons other than under Section 2(b)(ii)(A) or Section 2(b)(ii)(B), written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective on the date of such notice or such later date as specified in writing by Company.

(iii)	Termination by Executive.

(A)	If for Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective only as provided in the definition of Good Reason, below.

(B)	If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective no less than ninety (90) days after the date of such notice.

Execution Version

(iv)	“Disability”.

(A)	For purposes of this Agreement, “Disability” shall mean the Executive’s inability to substantially perform the essential duties of his job on a fulltime basis for 180 calendar days during any consecutive twelve-month period or for 90 consecutive days as a result of incapacity due to mental or physical illness.

(B)	If the Company determines in good faith that the Executive’s Disability has occurred during the Term, it will give the Executive written notice of its intention to terminate his employment. Such termination shall be effective upon the 30th day following the Executive’s receipt of notice of the Company’s intention to terminate the Executive’s employment due to Disability (as defined in Section 2(b)(iv)(A); provided that, the Executive has not returned to full-time performance of his duties within 30 days after receipt of such notice.

Notwithstanding anything in this Section 2(b), Company may terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated under this Agreement if the Company determines in good faith that Cause exists.

(c)	“Cause”.

(i)	For purposes of this Agreement, “Cause” shall mean any of Executive’s (A) failure to follow the lawful directions of the Board that are consistent with his position (other than for any such failure resulting from incapacity due to physical or mental illness); (B) gross negligence or willful misconduct in the performance of his duties to the Company, in each case, which is materially injurious to the Company; (C) indictment for, conviction of, or pleading nolo contendere or guilty to, a felony; D) material violation of any statute, rule or regulation (including being the subject of a complaint or charge by a governmental agency or self-regulatory organization that governs the industry for such violation), which violation has or would reasonably be expected to have a material adverse impact on the Company’s business, reputation or goodwill; (E) violation of the Company’s written policies or procedures, including without limitation the code of conduct, code of ethics, or compliance manual, in each case, which is materially injurious to the Company; (F) embezzlement or misappropriation or attempt thereof of corporate funds, business opportunities or other acts of theft, fraud, material dishonesty or breach of fiduciary duty with respect to the Company, or any material violation of any statutory or common law duty of loyalty to the Company; (G) the issuance of any order, judgment or decree (whether entered by consent or after trial or adjudication) of any court, government agency or regulatory authority that enjoins, bars or otherwise prevents Executive from performing Executive’s duties hereunder; or (H) material breach of this Agreement or EXHIBIT C hereto.

Execution Version

(ii)	Termination of Executive’s employment hereunder by the Company for Cause will be effective upon written notice of the Company delivered to Executive at any time, provided that prior to such termination under Section 2(c)(i) (A),(B),(D),(E),(F), or (G) , the Company must provide Executive with written notice and an opportunity of not less than thirty (30) days to cure the events alleged to constitute Cause (and if cured to the Company’s reasonable satisfaction, Cause to terminate Executive’s employment shall not exist).

(d)	“Good Reason”.

(i)	As used herein, a “Good Reason” shall mean:

(A)	relocation of Executive’s principal business location to a location more than fifty (50) miles from the Office;

(B)	a material diminution in Executive’s duties, authority or responsibilities; or

(C)	a material reduction in the Executive’s Base Salary;

(D)	the Company’s material breach of this Agreement; provided Executive has given at least thirty (30) days’ notice to Company of same and Company has not cured such breach within such period;

(E)	the Company’s provision of a notice of non-renewal of the Term.

(ii)	To terminate for “Good Reason”:

(A)	Executive must provide Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in this Section 2(e) within fifteen (15) days of such ground occurring and setting forth in such notice the factual basis for such ground;

(B)	If such ground is capable of being cured in the Company’s sole discretion, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice of intent to terminate;

Execution Version

(C)	Executive must terminate Executive’s employment within sixty (60) days from the date of such written notice of intent to terminate.

(iii)	For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason; provided, however, that any single incident can only be used to assert Good Reason once, the failure or cure of which shall negate its justification for any future allegation of Good Reason; and

(iv)	If notice is given based on Section 2(d)(i)(E), the notice period shall be not less than 90 days unless otherwise agreed between Executive and Company and Executive shall comply with his obligations during the notice period, including continuing his fulltime role as CEO if requested by the Company and may resign for Good Reason only at the end of the then current Term.

(v)	For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute, regulation and guidance thereto.

(e)	Notice. During any period of notice under 2(b)(iii) above, or upon notice of nonrenewal, (either, the “Notice Period”) Executive shall remain subject to the terms of this Agreement, and all Company policies and procedures. Subject to Section 1(f), in no event may Executive perform services of any kind for any other employer or business during the Notice Period. During the Notice Period, the Company may, in its sole discretion, remove any duties assigned to Executive, assign Executive other duties, require Executive to remain away from the Company’s place of business, or waive some or all of the Notice Period and consider Executive’s resignation effective immediately, or on some date prior to the expiration of the Notice Period. During the effective duration of the Notice Period, and provided that Executive continues to act in a manner consistent with his obligations to the Company, Executive will continue to receive his then current base salary and remain eligible to participate in the benefit plans in which he had participated immediately prior to giving your notice of resignation.

(f)	Resignations. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation from the Board, if Executive is serving as a Board Member at the termination date, unless otherwise agreed to in writing by the Board.

Execution Version

3.	Compensation.

(a)	Base Salary. Company shall pay Executive a base salary (as in effect from time to time, the “Base Salary”) at the annual rate of $500,000. The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. The Board, or an appropriate committee thereof, shall review the Base Salary on an annual basis.

(b)	Performance Bonus. As additional consideration for the services rendered by Executive, for each year of the Term for which Executive is employed, Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to forty percent (40%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates. The actual amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion. Any Annual Performance Bonus for a year in which Executive is employed for less than the full year, if payable pursuant to the terms herein, shall be prorated. Except as otherwise provided for in this Agreement, Executive must be employed by Company on the date on which the Annual Performance Bonus is paid in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. Such Annual Performance Bonus shall be paid to Executive following the end of the fiscal year to which it relates and in a manner consistent with the manner in which performance bonuses for other senior executives of the Company are paid (and in all events, by April 1 of the calendar year immediately following the calendar year to which such Annual Performance Bonus relates). The Annual Performance Bonus shall be paid in cash.

(c)	Signing Bonus. Company shall pay to Executive a one-time cash bonus of $50,000, which shall be paid to Executive on the first payroll date following the Employment Date.

(d)	Compensatory Equity Grant. Executive shall, as soon as reasonably practicable following the Employment Date, be granted a stock option for the purchase of 26,000,000 ordinary shares of the Company pursuant to the Akari Therapeutics, PLC Amended and Restated 2014 Equity Incentive Plan (the “Plan”). Such stock option grant shall have a grant date and an exercise price determined pursuant to the Company Equity Award Policy (the “Policy”), and shall vest over a four (4) year period, with 25% of such grant vesting annually from the date of the grant, subject to Executive’s continued employment with the Company on the applicable vesting date, provided that such option shall vest in full earlier upon a Change of Control as defined in the Grant Documents. Any option grant shall be evidenced in writing by, and subject to the terms and conditions of the Plan and the Policy and shall be evidenced by the Company’s standard form of option agreement for grants in the United States which is attached hereto as Exhibit A (collectively, the “Grant Documents’). In the event of any dispute between the language hereof and the language of the Grant Documents, the language of the latter shall control.

(e)	Perquisite Payment. As of and from the Employment Date, Company shall pay to Executive the sum of $1,000 per month for Executive to use for car lease payments, insurance or other items as Executive shall determine in his sole discretion.

Execution Version

(f)	Paid Time Off. Executive may take up to four (4) weeks of paid time off per full calendar year of the Term, to be scheduled to minimize disruption to Company’s operations, pursuant to the terms and conditions of Company’s policy and practices as applied to Company senior executives. Vacation days shall accrue ratably through the calendar year. Executive’s paid vacation for the 2017 fiscal year and any year thereinafter which is less than a full calendar year shall be prorated based on Executive’s actual period of service during that year.

(g)	Fringe Benefits. Executive shall be eligible to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended or discontinued by Company from time to time in its sole discretion.

(h)	Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year immediately following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(i)	Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company reasonably believes it is required to withhold pursuant to any applicable law, regulation or ruling.

Execution Version

(j)	Relocation.

(A)	CEO will relocate his primary residence to, and shall be resident in, the New York metropolitan area by August 1, 2018 (the “Relocation Date”). During the period commencing on the Employment Date and ending on the date on which Executive relocates his residence to the New York metropolitan area but in any event not later than the Relocation Date (the “Transition Period”), Executive shall submit expense reports for the business travel expenses associated with the Schedule and shall maintain these expenses within the budget agreed between the Executive and the Executive Chairman. Any costs associated with travel between London and Copenhagen and between Copenhagen and New York shall be, if in excess of the cost of travel between London and New York, the sole responsibility of Executive. Company shall use commercially reasonable efforts to purchase tickets for such travel during the Relocation Period. If any travel expenses between Copenhagen and New York (including, without limitation, lodging, but excluding incremental travel expenses above those that would be incurred for travel between New York and London) are deemed by the U.S. Internal Revenue Service or any U.S. state or local taxing authority to be taxable to Executive, Company shall gross up the amount to compensate Executive for the taxes actually paid (including, without limitation, taxes paid to another jurisdiction but for which Executive receives credit against his U.S. federal, state or local taxes) (with such reimbursements to be made promptly and in all events no later than the last day of the taxable year immediately following the taxable year to which such taxes relate). For the avoidance of doubt, each such gross-up payment paid to Executive shall also be grossed up, so the result is that Executive retains a net amount of such gross-up payments equal to the taxes actually paid by Executive on such travel expenses.

(B)	Company shall pay directly the expenses of relocation of Executive from Denmark to the New York metropolitan area up to a maximum payment of $80,000 (the “Relocation Amount”). If as of December 10, 2018, Executive reasonably anticipates that there are relocation expenses still to be incurred between then and the end of 2019, Company shall pay to Executive the balance of the Relocation Amount remaining and Executive shall then pay all remaining relocation expenses directly. If the relocation expenses incurred and paid by Executive between December 10, 2018 and the end of 2019 are less than such payment, Executive shall reimburse the difference to Company. Company shall with respect to any portion of the Relocation Amount that is taxable to Executive, gross up that amount to offset the taxes to be paid by Executive based on the tax rates Executive would pay in the United States (sate, local and federal) if that was the only jurisdiction in which he was subject to taxes (with such reimbursements to be made promptly and in all events no later than the last day of the taxable year immediately following the taxable year to which such taxes relate). For the avoidance of doubt, each such gross-up payment paid to Executive shall also be grossed up, so the result is that Executive retains a net amount of such gross-up payments equal to the taxes actually paid by Executive on the Relocation Amount.

Execution Version

(C)	Visa Assistance. Company shall provide legal assistance to Executive in securing visas for his spouse and child prior to the Relocation Date.

(D)	Company Credit/Debit Card. Company will use commercially reasonable efforts to obtain a Company credit or debit card for Executive within ninety (90) days of the Employment Date.

(k)	Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder to the extent provided by and pursuant to English law, the terms and conditions of Company’s articles of incorporation and, if provided to the Executive, Company’s standard indemnification agreement for officers as executed by Company and Executive.

4.	Payments upon Termination.

(a)	“Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued, prior to any termination of Executive’s employment with Company and has not yet been paid; (ii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed (including, without limitation, the tax gross-ups under Section 3(j)); (iii) all vested benefits under the Company’s and its affiliates U.S. employee benefit plans; and (iv) if the Company provides payment for vacation days accrued and unused under its policies, any such accrued and unused vacation days. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)	Termination by Company for Cause, by Executive without Good Reason, Nonrenewal by the Executive, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, as a result of Executive’s Disability or death, or if the Term is non-renewed at Executive’s election (regardless if the Company non-renews as well) then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations to Executive; provided, however that if such termination is for death or Disability, then to the extent the Annual Performance Bonus for the fiscal year immediately preceding the fiscal year in which such termination occurred is not paid as of the date of such termination, then the Company shall pay Executive or his estate (as applicable) such earned but unpaid Annual Performance Bonus at the time it would have been paid had no such termination occurred.

Execution Version

(c)	Termination by Company without Cause, by Executive for Good Reason. In the event that: Executive’s employment is terminated by action of the Company other than for Cause; or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(g) (including Executive’s execution of a release of claims):

(i)	Severance Payments.

(A)	The sum of (a) one times the Base Salary at the rate in effect as of the termination date plus (b) the Executive’s then current bonus target (such calculation, the “Severance”). The payment of the Severance shall be made in twelve equal monthly installments during the one year period following the termination date, with the first payment commencing on the first payroll date following the date on which the release of claims required by Section 4(g) becomes effective and non-revocable, but not after sixty (60) days following the effective date of termination from employment; provided, that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then if required by Code Section 409A the payments will commence in such subsequent calendar year; provided, further, that the first such installment of any amount payable hereunder shall include an amount equal to the payments that would have been paid if the payments had commenced on the termination date.

(B)	Benefits Reimbursement. Provided Executive timely elects the continuation of medical, dental, vision and/or health benefits for Executive and any covered dependents and timely notifies the Company of same, the Company shall pay Executive a monthly payment for each month Executive so elects coverage in an amount equal to the employer portion of such coverage (the “Healthcare Subsidy”) for the lesser of (a) 12 months from the date of termination and (b) Executive’s employment by any entity which provides medical and health benefits which Executive is eligible to receive. The Healthcare Subsidy shall be paid, less required withholdings, in the same manner and the same time as the payments under Section 4(c)(A) are paid.

(C)	Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(g) and return of Company property under Section 6 and continued compliance with any post-employment restriction applicable to Executive, including, without limitation, the Executive’s obligations in the Restrictive Covenant Agreement.

Execution Version

(D)	In the event that Executive is eligible for the severance payments and benefits under this Section 4(c), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(d) or pursuant to any other severance policy, plan, or program of the Company.

(d)	Termination by Nonrenewal of the Company. In the event that the Executive’s employment ends by nonrenewal of the Term by the Company, and further provided that the Executive has not elected non-renewal, then, in addition to the Accrued Obligations, Executive shall receive the same amounts, pursuant to same terms and conditions, as those provided in Section 4(c) or 4(e), as applicable; provided, however, that the Annual Performance Bonus component of the Severance shall be prorated based on the date of termination. If, however, non-renewal occurs within one year following a change in control, then the bonus component shall not be prorated.

(e)	Termination by Company without Cause or by Executive for Good Reason Following a Change of Control. In the event that within a period of one (1) year following a Change of Control, either Executive’s employment is terminated other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(g) (including Executive’s execution of a release of claims):

(i)	Severance Payment. An amount equal to one and a half times the Severance. Any amount payable hereunder shall be paid over the 18-month period immediately following the termination date in accordance with Company’s normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the release of claims required by Section 4(g) becomes effective and non-revocable, but not after sixty (60) days following the effective date of termination from employment; provided, that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then if required by Code Section 409A the payments will commence in such subsequent calendar year; provided, further, that the first such installment of any amount payable hereunder shall include an amount equal to the payments that would have been paid if the payments had commenced on the termination date.

(ii)	Benefit Payments. The Company shall pay to Executive the Healthcare Subsidy for the lesser of (a) 18 months from the date of termination and (b) Executive’s employment by any entity which provides medical and health benefits which Executive is eligible to receive. The Healthcare Subsidy shall be paid, less required withholdings, in the same manner and the same time as the payments under Section 4(d)(A) are paid.

Execution Version

(iii)	Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(g) and return of Company property under Section 6 and continued compliance with Executive’s obligations in the Restrictive Covenant Agreement.

(iv)	In the event that Executive is eligible for the severance payments and benefits under this Section 4(e), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(c) or (d) or pursuant to any other severance policy, plan, or program of the Company.

(f)	“Change in Control” means: (i) the consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, provided that the consolidation or merger is not with a corporation that was a direct or indirect wholly-owned subsidiary of the Company or the parent of the Company immediately before the consolidation or merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (ii) the approval by the shareholders of the Company of a plan for the complete liquidation or dissolution of the Company; (iii) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 51% or more of the voting control of the Company’s then outstanding common stock, provided that such person shall not be a wholly-owned subsidiary of the Company immediately before it becomes such 51% beneficial owner of voting control; or (iv) individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s Board of Directors (for this purposes “Incumbent Board” means at any time those persons who are then members of the Board of Directors of the Company and who either (A) are members of the Company’s Board of Directors on the date hereof, or (B) have been elected or have been nominated for election by the Company’s stockholders, by the affirmative vote of at least two-thirds of the directors comprising the Incumbent Board at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination)). Provided, however, that if the Company’s valuation at the time of the Change of Control is less than US$150,000,000, as calculated including any prior distribution of funds, dividends or sales proceeds, then this Section 4(f) shall not apply but Executive instead shall be entitled to severance under Section 4(c), if applicable.

Execution Version

(g)	Execution of Release of Claims. Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 (other than the Accrued Obligations) unless and until Executive has executed (without revocation) a timely release of claims substantially in the form attached hereto as Exhibit B which must be effective and irrevocable prior to the 60th day following Executive’s separation from service (the “Review Period”), and which shall include a general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities. If Executive fails or refuses to return such agreement, or revokes the agreement, within the Review Period, Executive’s Severance shall be forfeited.

(h)	No Other Payments or Benefits Owing. Except as otherwise provided in this Agreement, the payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth in Section 4 and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in Section 4 shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement.

5.	Restrictive Covenants.

As a condition of his employment, Executive will execute the Company’s Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement appended hereto as Exhibit C (the “Restrictive Covenant Agreement”). The Executive’s failure to execute the Restrictive Covenant Agreement, which terms are incorporated herein, concurrently with this Employment Agreement shall render this Agreement void ab initio.

6.	Exceptions. Anything herein (including the Restrictive Covenant Agreement) to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; or (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Executive has made such reports or disclosures. Notwithstanding anything in the foregoing to the contrary, in accordance with the Defend Trade Secrets Act of 2016, Executive will not be criminally or civilly liable for disclosing a trade secret if it was disclosed: (1) to any government official or attorney in confidence directly or indirectly for the sole purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a lawsuit or other proceeding if filed under seal; or (3) to an attorney or used in a court proceeding in a retaliation lawsuit if any document containing a trade secret is filed under seal and is not disclosed except pursuant to court order.

Execution Version

7.	Code Sections 409A and 280G.

(a)	409A. In the event that any payments or benefits set forth in this Agreement constitute “non-qualified deferred compensation” subject to Section 409A of the Code, then the following conditions apply to such payments or benefits:

(i)	The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonable possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 7(a)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Execution Version

(iii)	To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidations or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)	For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)	Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amounts unless otherwise permitted by Code Section 409A.

(b)	280G. If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. In the event of a reduction in benefits hereunder, the reduction shall occur in the following order: (i) any cash severance (forfeited from latest to earliest scheduled payments), (ii) any other cash amounts payable to the Executive (forfeited from latest to earliest scheduled payments), (iii) non-cash benefits (forfeited from latest to earliest scheduled benefits) and (iv) acceleration of vesting of any equity awards included at full value and then acceleration of vesting of equity awards included at accelerated value (forfeited from the highest to lowest value under Code Section 280G).

Execution Version

8.	Work Authorization: To comply with the Immigration Reform and Control Act of 1986, Executive understands and agrees to provide proof of identity and employment eligibility as required by applicable law.

9.	Executive Representations. Executive warrants and agrees that: (a), Executive is not bound by any notice or garden leave periods, or non-competition, non-solicitation or other similar agreements (collectively, “Other Agreements”) which would prevent or restrict the performance of his duties hereunder after the Employment Date; (b) by entering into and performing his duties and responsibilities under this Agreement, Executive will not be in breach of any Other Agreements or cause the Company to incur any liability of any kind with respect to any Other Agreements; and that Executive shall indemnify and hold harmless the Company with respect to any liability arising from the breach of any Other Agreements; (c) to the best of Executive’s knowledge, Executive has not requested, solicited or encouraged, and Executive will not request, solicit or encourage, any employees of any previous employers to join the Company if such would be in violation of any contractual commitment or common law duties of Executive or any such employee with respect to any previous employers; (d) Executive has not brought to or used and will not bring to or use at the Company any documents or files, whether in hard copy or electronic form, containing confidential information which were created, collected or received by Executive in connection with any previous employment except for (ia) documents and files relating solely to the terms and conditions of his prior employment including compensation and benefits, (ii) materials that Executive created, collected or received prior to his previous employment, or (iii) materials that were or are publicly available or otherwise known generally in the investment management industry through no fault of Executive’s; (e) that he has the full, complete and entire right and authority to enter into this Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any person, corporation, partnership, firm, company, joint venture or other entity that would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to this Agreement; (f) that as of the date hereof, to his knowledge, Executive is not under investigation for any violation of his current employer’s policies or procedures; and (g) is not, and has not in the past five years been, the subject of a formal complaint, or charge by a governmental agency or self-regulatory organization that governs the industry for such violation. The Executive further understands and agrees that any violation of this paragraph or of his ability to begin his employment on the Employment Date or of his ability to relocate to and be resident in the New York metropolitan area by the Relocation Date shall enable the Company to declare this Agreement void ab initio and of no further force of effect, without any further compensation payable thereunder.

10.	Intentionally Omitted.

11.	General.

(a)	Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Execution Version

Notices to Executive shall be sent to:

Executive’s last known residential address in Company’s records or such other address as Executive may specify in writing, with a copy sent by email to Executive at: davidhornsolomon@gmail.com (the failure of sending a copy by email will not constitute failure to provide notice under this Agreement)

Notices to Company shall be sent to:

Akari Therapeutics, Plc

24 West 40th Street, 8th Floor

New York, NY 10018

Attention: General Counsel

or to such other Company representative as Company may specify in writing.

(b)	Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)	Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)	Assignment. Company may assign its rights and obligations hereunder to any entity that succeeds to all of Company’s business. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e)	Governing Law/Dispute Resolution. Except as set forth in Section 3(k), this Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Supreme Court of the State of New York, New York County, or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts with respect to any legal action or proceeding with respect to this Agreement.

Execution Version

(f)	Jury Waiver. ANY, ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(g)	Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(h)	Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(i)	Severability. In the event that any provision or term of this Agreement is held to be invalid, prohibited or unenforceable for any reason, such provision or term shall be deemed severed from this Agreement, without invalidating the remaining provisions, which shall remain in full force and effect.

(j)	Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

(k)	Survival. The provisions of Sections 3(i), 4, 5, 6, 7 and 11 shall survive the termination or expiration of this Agreement and Executive’s employment with the Company in accordance with their terms.

(l)	Legal Fees. As reimbursement for Executive’s legal fees incurred in connection with the negotiation and execution of this Agreement, the Company shall pay directly to Dechert LLP up to $8,000_upon receipt of Dechert LLP’s invoice for such services.

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

David Horn Solomon		AKARI THERAPEUTICS, PLC

/s/ David Solomon		By:	/s/ Ray Prudo
Signature			Name:	Ray Prudo
			Title:	Executive Chairman
Address:	Hornbaekgaardsvej 2,

Hornbaek 3100, Denmark

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